SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Cliffs Natural Resources Inc.

(Name of Registrant as Specified In Its Charter)

Casablanca Capital LP

Donald G. Drapkin

Douglas Taylor

Robert P. Fisher, Jr.

Celso Lourenco Goncalves

Joseph Rutkowski

James S. Sawyer

Gabriel Stoliar

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CLIFFS NATURAL RESOURCES INC.

__________________________

SUPPLEMENT TO PROXY STATEMENT

OF

CASABLANCA CAPITAL LP

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

The following supplements the definitive proxy statement dated June 12, 2014, as supplemented by the definitive additional materials filed with the Securities and Exchange Commission on July 1, 2014 (collectively, the "Proxy Statement"), each filed on Schedule 14A by Casablanca Capital LP, Donald G. Drapkin, Douglas Taylor and the nominees named therein in connection with the solicitation of proxies from the stockholders of Cliffs Natural Resources Inc. (the "Company") in respect of the annual meeting of the Company's stockholders to be held on July 29, 2014 (the "Annual Meeting").

Except as described in this document, the information provided in the Proxy Statement continues to apply and this supplement should be read in conjunction with the Proxy Statement. To the extent the following information differs from, updates or conflicts with information contained in the Proxy Statement, the supplemental information below is more current. If you need another copy of the Proxy Statement, please contact Okapi Partners LLC ("Okapi"), the proxy solicitor assisting us in connection with the Annual Meeting. To contact Okapi, stockholders may call (212) 297-0720 or call toll-free at (877) 274-8654.

Supplemental Disclosures

The section of the Proxy Statement entitled "PROPOSAL 1 – ELECTION OF DIRECTORS" included the following disclosure with regard to James S. Sawyer: "Since February 2006, Mr. Sawyer has served as a director of Aspen Aerogels, Inc., an energy technology company producing aerogel insulation. He is also currently a member of The Conference Board's Chief Financial Officers Council and the Financial Executives Institute." Such disclosure should be deemed removed from the Proxy Statement and replaced and superseded with the following: "Mr. Sawyer previously served as a director of Aspen Aerogels, Inc., an energy technology company producing aerogel insulation, as a member of The Conference Board Council of Financial Executives and as a member of the Financial Executives Institute."